EXHIBIT 99.1
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PRESS RELEASE

PALWEB ANNOUNCES AGREEMENT WITH BIG COLA, A LEADING MEXICAN COLA PRODUCER Wednesday January 14, 8:03 am ET

DALLAS--(BUSINESS WIRE)--Jan. 14, 2004--PalWeb Corporation (OTCBB:PLWB - News) has received an initial purchase order for $190,000 of plastic pallets from Big Cola, one of Mexico's largest cola producers.

PalWeb will manufacture and supply Big Cola with a 110 x 120 cm pallet, the standard pallet size used by companies in Mexico. PalWeb was represented in the sale by New Plastic Mexico. Big Cola has expressed in writing a preliminary interest regarding the possible purchase of up to 50,000 plastic pallets over a two-year period to replace its existing wood pallets, subject to its evaluation and approval of the initial order of plastic pallets purchased from PalWeb.

"The agreement with Big Cola represents a significant opportunity for PalWeb to break into the Mexican market, the world's second largest soft drink market after the U.S.," says Warren Kruger, President and CEO of PalWeb Corporation. "Big Cola currently represents 4 percent of the Mexican cola market and has aggregate annual revenues totaling approximately $300 million. We believe that the production of this 110 x 120 cm pallet for Big Cola not only represents an extraordinary opportunity with a potential new customer, but also provides us with a new pallet size to market to other companies in Mexico."

About PalWeb Corporation

PalWeb Corporation develops, manufactures and sells high quality plastic pallets that provide innovative logistics solutions needed by a wide range of industries such as the food and beverage, pharmaceuticals, automotive, chemical, and consumer products industries, and large injection molding machines and systems. For more information, visit PalWeb online at http://www.palweb-plwb.com.

Forward-Looking Statements

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, that address activities, events or developments that PalWeb expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties. The forward-looking statements above could be affected by any of the following factors: PalWeb's prospects could be affected by changes in availability of raw materials, competition, rapid technological change and new legislation regarding environmental
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matters; PalWeb may not be able to secure additional financing necessary to sustain and grow its operations; and a material portion of PalWeb's business is and will be dependent upon a few large customers and there is no assurance that PalWeb will be able to retain such customers. These risks and other risks that could affect PalWeb's business are more fully described in its reports filed with the Securities and Exchange Commission, including the Company's Form 10-KSB for the fiscal year ended May 31, 2003. Actual results may vary materially from the forward-looking statements. PalWeb undertakes no duty to update any of the forward-looking statements in this release.

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Contact:
     PalWeb Corporation, Dallas
     Warren F. Kruger, 918-583-7441
     http://www.palweb-plwb.com
     or
     The Investor Relations Group, Inc.
     Investor Relations: Jane Lin/John Nesbett, 212-825-3210